Exhibit 16.1

October 14, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated today of Citadel EFT, Inc.. to be filed with the Securities and Exchange Commission and we agree except for as follows:  under ‘Malone Bailey Disagreement,’

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we do not believe the documents appraised to be ‘U.S. Treasury Bonds’

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we do not believe the documents are ‘backed by the full faith and credit of the U.S. Government.’

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we have not seen that ‘final report’ document they refer to.  Our document was marked ‘draft’

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we have not seen any report by Avalon Advisors

We had no disagreements on any matters involving accounting principles or practices, disclosures or auditing scope in any annual or quarterly financial statements filed to date.

Sincerely,

/s/

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com